EXHIBIT 99.1

Location Maps

EXHIBIT 99.1

CLEAN AGE MINERALS, INC,
SUMMARY OF STRATEGIC MINERALS DEPOSITS

LOCATION

	Name	State	County	Mineral	Estimated Reserve Billions of Tons
1.	Marfa	Texas	Presidio	Zeolite	1.0
2.	Oro Grande	New Mexico	Cibola	Calcium Carbonate	1.3
3.	Winston 'C'	New Mexico	Sierra	Kaolin	0.2
4.	Beaver	Utah	Beaver	Zeolite	0.5
				Total	3.0

cams.loc

PORTION OF TEXAS STATE MAP



EL PASO
MILES IN U.S.A.
MILES x 1.6 = KILOMETERS
Sierra Blanca
Fort Davis
Marfa
Presidio
Big Bend Ranch State Park

PORTION OF
NEW MEXICO
STATE MAP


ALBUQUERQUE
BERNALILLO
Acoma
Belen
Socorro
Magdalena
Cibola
National
Forest
Alamogordo
Hatch
Hillsboro
White Sands

PORTION OF
UTAH STATE
MAP


Desert Range
Experimental
Station
Milford
Beaver
Minersville
Cedar City
Fillmore
National
Forest
Dixie
Hurricane